Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES B JUNIOR PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF AUTOBYTEL INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Autobytel Inc., a Delaware corporation (the “Corporation”), certifies as follows:

FIRST: That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Fifth Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the Board of Directors, on September 29, 2015, adopted the following resolution creating a series of its Preferred Stock, par value $0.001 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby designates five hundred thousand (500,000) shares of the preferred stock, par value $0.001 per share, of the Corporation as “Series B Junior Participating Convertible Preferred Stock” (the “Series B Preferred Stock”), and the powers, designations, preferences and relative, participating, optional and other rights of the Series B Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth below (the “Certificate of Designations”), and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file the Certificate of Designations with the Delaware Secretary of State:

Section 1.  Designation and Amount.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as “Series B Junior Participating Convertible Preferred Stock”.  The number of shares constituting such series so designated shall be five hundred thousand (500,000).  Such number of shares may be increased or decreased by resolution of the Board of Directors.

Section 2.  Ranking.  The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank junior to all other preferred stock of the Corporation, other than a class or series of preferred stock established after the Effective Date by the Corporation the terms of which expressly provide that such class or series will rank on a parity with or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation.

Section 3.  Definitions.  Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a)           “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For the avoidance of doubt, no Person shall be deemed the Affiliate of any other Person merely by virtue of holding an ownership interest of 10% or more in such Person, or pursuant to any other presumption regarding “affiliate” status.

(b)           “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c)           “Board of Directors” shall have the meaning set forth in the preamble hereto.

(d)           “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of Irvine, California.

(e)           “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Common Stock or any series of preferred stock of the Corporation, but excluding any debt securities convertible into such equity.

(f)           “Certificate of Designations” has the meaning set forth in the preamble hereto.

(g)           “Certificate of Incorporation” has the meaning set forth in the preamble hereto.

(h)           “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the Nasdaq Capital Market on such date.  If the Common Stock is not traded on the Nasdaq Capital Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S.  national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S.  national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.  For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the Nasdaq Capital Market shall be such closing sale price and last reported sale price as reflected on the website of the Nasdaq Capital Market and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the Nasdaq Capital Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the Nasdaq Capital Market shall govern.  If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

(i)           “Common Stock” shall have the meaning set forth in Section 4(b).

(j)           “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(k)           “Conversion Price” means for each share of Series B Preferred Stock, $12.49 per share; provided, that such price shall be subject to adjustment as set forth herein.

(l)           “Corporation” shall have the meaning set forth in the preamble hereto.

(m)           “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(n)           “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.

(o)           “Electronic Transmission” means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to the Certificate of Designations and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

(p)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(q)           “Ex-Date” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(r)           “Exchange Property” shall have the meaning set forth in Section 11(a).

(s)           “Fundamental Change” means the occurrence of the consummation of (i) any consolidation or merger of the Corporation or similar transaction, (ii) any sale of the Common Stock for cash pursuant to a tender offer, or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s subsidiaries or any of its Affiliates, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(t)           “Holder” shall mean, as of any date, the Person in whose name the shares of the Series B Preferred Stock are registered as of such date, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(u)           “Mandatory Conversion Date” means, with respect to the shares of Series B Preferred Stock of any Holder, the day on which the Corporation has received all Stockholder Approvals necessary to permit such Holder to convert such shares of Series B Preferred Stock into authorized shares of Common Stock without such conversion resulting in a Violation.

(v)           “Optional Conversion” shall have the meaning set forth in Section 8(a).

(w)           “Optional Conversion Date” shall have the meaning set forth in Section 9(a)(1).

(x)           “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(y)           “Record Date” has the meaning set forth in Section 4(e).

(z)           “Reorganization Event” shall have the meaning set forth in Section 11(a).

(aa)           “Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(bb)           “Section 4(c) Dividend Period” has the meaning set forth in Section 4(c).

(cc)           “Series B Preferred Stock” shall have the meaning set forth in the preamble hereof.

(dd)           “Share Value” means for each share of Series B Preferred Stock, an amount equal to (i) the Conversion Price on the Effective Date multiplied by ten (10), plus (ii) any Special Dividends added pursuant to Section 4(c).

(ee)           “Special Dividend” has the meaning set forth in Section 4(c).

(ff)           “Stockholder Approvals” means all approvals of the stockholders of the Corporation necessary to approve the conversion of the Series B Preferred Stock into Common Stock for purposes of Section 5635 of the Rules of Nasdaq, which approvals the Corporation shall seek no later than the third annual meeting of the stockholders of the Corporation following the Effective Date.

(gg)           “Trading Day” means a day on which the shares of Common Stock:

(1)           are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(2)           have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(hh)           “Violation” means a violation of the stockholder approval requirements of Section 5635 of the Rules of Nasdaq.

(ii)           “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof to vote generally on all matters submitted to stockholders of the Corporation for a vote.

Section 4.  Dividends and Distributions.

(a)           From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, (i) non-cumulative cash dividends in the amount determined as set forth in Section 4(b) and (ii) cumulative dividends as set forth in Section 4(c), and no more.

(b)           If the Board of Directors declares and the Corporation pays a dividend in the form of cash or other assets (other than shares of Common Stock or rights or warrants to subscribe for Common Stock) in respect of any shares of common stock of the Corporation, par value $0.001 per share (the “Common Stock”), then the Board of Directors shall declare and the Corporation shall pay to the Holders of the Series B Preferred Stock a dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock would then be convertible if a Mandatory Conversion Date had occurred.

(c)           In addition to the dividends provided for in Section 4(b), dividends shall commence accruing from the day after the third annual meeting of the stockholders of the Corporation following the Effective Date and continue to accrue, whether or not declared, and be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year or, if any such day is not a Business Day, the next Business Day (each such day, a “Section 4(c) Dividend Payment Date”).  Dividends payable pursuant to this Section 4(c) will accrue, whether or not declared, and will, for each outstanding share of Series B Preferred Stock, accrete at an annual rate on the Share Value equal to eight percent (8%) (such dividend, the “Special Dividend”).  Dividends payable pursuant to this Section 4(c) will accrue, whether or not declared, and will be computed on the basis of a 360-day year of twelve 30-day months and, for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360.  Special Dividends accrued and payable during any Section 4(c) Dividend Period will not be paid in cash and will only be paid by being added to the Share Value on the earliest of (i) such Section 4(c) Dividend Payment Date, (ii) for any partial period prior to a Section 4(c) Dividend Payment Date, the date of a liquidation, dissolution or winding up of the Corporation, or (iii) for any partial period prior to a Section 4(c) Dividend Payment Date, the Mandatory Conversion Date.  Each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a “Section 4(c) Dividend Period.”

(d)           Dividends payable pursuant to Section 4(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Series B Preferred Stock.

(e)           Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the record date (each, a “Record Date”), which, (i) with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 4(c), shall be on the first day of the month in which the relevant Section 4(c) Dividend Payment Date occurs or, if such date is not a Business Day, the first Business Day of such month.

(f)           Dividends payable pursuant to Section 4(b) are non-cumulative.  If the Board of Directors does not declare a dividend on the Common Stock in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock or Common Stock.

(g)           If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is prior to the record date for the payment of any dividend on the Common Stock, the Holder of such share of Series B Preferred Stock will have the right to receive a pro rata portion of any corresponding dividends on the Series B Preferred Stock for the period up to and including the Mandatory Conversion Date.  If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.

Section 5.  Liquidation, Dissolution or Winding Up.

(a)           In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, each Holder at the time shall be entitled to receive for each share of Series B Preferred Stock held by such Holder liquidating distributions of the remaining assets of the Corporation as if such share of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Common Stock into which such share of Series B Preferred Stock would then be convertible if a Mandatory Conversion Date had occurred.

(b)           In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and outstanding shares of Common Stock and any other securities ranking pari passu with the Common Stock, Holders of the Series B Preferred Stock and holders of shares of Common Stock and any other securities ranking pari passu with the Common Stock shall share ratably in any distribution of the assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)           The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6.  Maturity.  The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7.  Redemptions.  The Series B Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.

Section 8.  Conversion

(a)           Optional Conversion.  Subject to the terms and conditions set forth in this Section 8(a), each share of Series B Preferred Stock shall be convertible at any time, at the option of the Holder thereof (each an “Optional Conversion”), into shares of Common Stock as set forth in Section 8(c); provided that any Holder may only convert such number of shares of Series B Preferred Stock into shares of Common Stock such that such Holder (including a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that includes such Holder), does not become a beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that for purposes of this clause, any such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of greater than 19.9% of the Common Stock or total voting power of the Voting Stock outstanding immediately prior to the Effective Date; provided, further, that the aggregate number shares of Common Stock issued upon conversion of any Series B Preferred Stock shall not exceed 4.9% of the Common Stock or total voting power of the Voting Stock outstanding immediately prior to the Effective Date.

(b)           Mandatory Conversion.  Effective as of the close of business on the Mandatory Conversion Date with respect to any share of Series B Preferred Stock, such share of Series B Preferred Stock shall automatically convert into shares of Common Stock as set forth in Section 8(c).

(c)           Number of Shares Upon Conversion.  The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the then-current Share Value by the Applicable Conversion Price (subject to the conversion procedures of Section 9) plus cash in lieu of fractional shares in accordance with Section 13.

Section 9.  Conversion Procedures.

(a)           Each Holder seeking an Optional Conversion shall provide the Corporation with notice of such conversion.  In addition to any information required by applicable law or regulation, such notice with respect to such Holder shall state, as appropriate:

(1)           the date on which the Optional Conversion is to take place (the “Optional Conversion Date”); and

(2)           the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to the Optional Conversion.

(b)           Upon the occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Corporation shall provide notice of such conversion to such Holder.  In addition to any information required by applicable law or regulation, such notice with respect to such Holder shall state, as appropriate:

(1)           the Mandatory Conversion Date applicable to such Holder; and

(2)           the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to such mandatory conversion.

(c)           Effective immediately prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall only represent such number of shares of Common Stock issuable upon conversion thereof and shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4 and any other payments to which such Holders is otherwise entitled pursuant to Section 8, Section 11 and Section 13 hereof, as applicable.

(d)           No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock.  Prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Series B Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.

(e)           Shares of Series B Preferred Stock converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.  The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.

(f)           The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect thereto.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or pursuant to applicable law.

Section 10.  Anti-Dilution Adjustments.

(a)           The Conversion Price shall be subject to the following adjustments:

(1)           Stock Dividends and Distributions.  If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

             OS0
OS1

OS0  = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (1), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation.  If any dividend or distribution described in this clause (1) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(2)           Subdivisions, Splits and Combination of the Common Stock.  If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

             OS0
OS1

OS0  = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the close of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (2), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation.  If any subdivision, split or combination described in this clause (2) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(3)           Issuance of Stock Purchase Rights.  If the Corporation issues to all holders of the shares of Common Stock (and does not make the equivalent issuance to the Holders of Series B Preferred Stock) rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them to subscribe for or purchase shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

             OS0+Y
OS0+X

OS0  = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

For the purposes of this clause (3), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation.  The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation.  In the event that such rights or warrants described in this clause (3) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(4)           Self Tender Offers and Exchange Offers.  If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock (and does not make the equivalent offer to the Holders of Series B Preferred Stock) where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

             OS0 x SP0
AC + (SP0 x OS1)

SP0  = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer and after taking into account the shares purchased pursuant thereto.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(5)           Rights Plans.  To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Optional Conversion Date or Mandatory Conversion Date, as applicable, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Optional Conversion Date or Mandatory Conversion Date, as applicable, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b)           All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent.  No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Optional Conversion Date or Mandatory Conversion Date, as applicable, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(c)           If Holders of Series B Preferred Stock may, as a result of holding the Series B Preferred Stock, participate in a transaction that would otherwise give rise to an adjustment (including without limitation pursuant to Section 4(b) hereof), without having to convert the Series B Preferred Stock and as if such Holders held the full number of shares of Common Stock into which a share of the Series B Preferred Stock would then be convertible if a Mandatory Conversion Date had occurred, then no adjustment to the Conversion Price shall be made.

(d)           Notwithstanding anything contained herein, the Applicable Conversion Price shall not be adjusted:

(1)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2)           upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(3)           upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Effective Date and not substantially amended thereafter;

(4)           for a change in the par value or no par value of Common Stock; or

(5)           for accrued and unpaid dividends on the Series B Preferred Stock.

(e)           Whenever the Conversion Price is to be adjusted in accordance with Section 10(a), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a), taking into account the threshold set forth in Section 10(b); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) taking into account the threshold set forth in Section 10(b) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11.  Reorganization Events.

(a)           In the event of:

(1)           any consolidation or merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(2)           any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(3)           any reclassification of the Common Stock into securities including securities other than the Common Stock;

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series B Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”).

(b)           In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in the Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.  The amount of Exchange Property receivable upon conversion of any Series B Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the date of consummation of the Reorganization Event.

(c)           The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of Capital Stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)           The Corporation (or any successor) shall, within twenty (20) days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 11.

(e)           Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an Affiliate of such other party as described in Section 11(a) or (ii) provides that each share of Series B Preferred Stock shall be converted into the number of shares of Common Stock as provided in Section 8(c).  For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change provided that the Series B Preferred Stock is treated as set forth in the preceding sentence.

Section 12.  Voting Rights.

(a)           The Series B Preferred Stock shall be non-voting and, except as otherwise required by applicable law or as provided in Section 12(b), each Holder of the Series B Preferred Stock shall not have any voting rights on any matter.

(b)           So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(1)           any amendment, alteration or repeal of any provision of the Certificate of Incorporation, this Certificate of Designations, or the Corporation’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; or

(2)           the consummation of a binding share exchange or reclassification involving the Common Stock or a merger or consolidation of the Corporation with another entity, except that Holders will have no separate right to vote under this provision or under Section 251 of the General Corporation Law of the State of Delaware or otherwise under Delaware law if (x) the Corporation shall have complied with Section 11(e), (y) the transaction shall be a Reorganization Event in which each share of Series B Preferred Stock shall be convertible into the Exchange Property, or (z) (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities or common stock of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preference securities or common stock, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock, or any securities convertible into preferred stock ranking junior to, equally with and/or senior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a liquidation, dissolution or winding up of the Corporation, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding Section 251 of the General Corporation Law of the State of Delaware or any other provision of Delaware law, Holders will have no right to separately vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c)           Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

Section 13.  Fractional Shares.

(a)           No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b)           In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Optional Conversion Date or Mandatory Conversion Date, as applicable.

(c)           If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 14.  Reservation of Common Stock.

(a)           The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all such shares of Series B Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Conversion Price on the Effective Date.  For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)           Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)           All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)           Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and if notwithstanding such efforts the shares of Common Stock cannot be delivered in compliance with such laws and regulations, then the Corporation shall not be required to so deliver until it can deliver in compliance with such laws and regulations.

(e)           The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the Nasdaq Capital Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 15.  Miscellaneous.

(a)           Any notice required or permitted under this Certificate of Designations will be considered to be effective in the case of (i) certified U.S. mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the U.S. mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier’s receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission. All notices hereunder shall be delivered to the addresses set forth as follows: (i) if to the Corporation, to: Autobytel Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, Attention: Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary, Facsimile: (949) 862-1323, Email: glennf@autobytel.com or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)           The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

SECOND: This Certificate of Designations does not provide for an exchange, reclassification or cancellation of any issued shares.

THIRD: The date of adoption of this Certificate of Designations was September 29, 2015.

FOURTH: This Certificate of Designations was duly adopted by the Board of Directors of the Corporation.

FIFTH: No stockholder action was required.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary as of this 1st day of October 2015.

AUTOBYTEL INC.

By:   /s/ Glenn E. Fuller
Name:  Glenn E. Fuller
Title:  Executive Vice President, Chief Legal and Administrative Officer and Secretary

Signature Page to Certificate of Designations of
Series B Junior Participating Convertible Preferred Stock of Autobytel Inc.